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                                                                   April 7, 2000

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Vestcom International, we want to thank our shareholders for the strong support that you have provided to us during the consent solicitation process.

As you may know, on April 3, 2000, the Dissidents filed a letter with the SEC indicating that they had decided to withdraw their consent solicitation. Their short and intentionally insulting letter raises significant questions, including:

              o Why did the Dissidents abandon their consent solicitation? The Dissidents suggest that they abandoned their consent solicitation because of undisclosed information regarding the Company's evaluation of strategic alternatives. In fact, on February 4, 2000, we issued a press release describing that initiative. Perhaps, as we believe, the Dissidents concluded that they could not win the consent solicitation because of your strong support of the Board and management.

              o Why did the Dissidents comment publicly on a possible "substantial financial transaction or business combination"? We fail to see how any public comment regarding our analysis and potential pursuit of strategic alternatives can benefit that process or the interests of Vestcom's shareholders. We certainly perceive how such a comment can imperil our initiative. To clarify our position, we issued the attached press release.

We recognize that the Dissidents may well begin other contests in the future, either at the Annual Meeting or otherwise. If we are again engaged in a proxy or consent solicitation contest, we will again rely on facts. We will not engage in the rhetoric and name-calling reflected in the Dissidents' April 3, 2000 letter. We will point to the steps that your Board and management have taken to improve the Company's performance. We will carefully describe our plans, in contrast to the Dissidents, who have failed to disclose, and probably don't have, any plans for the Company.

We remain focused on our primary goal, enhancing value for all of our shareholders.


                                               Very truly yours


                                               Joel Cartun
                                               Chairman of the Board

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 NEWS RELEASE



 FOR MORE INFORMATION, CONTACT

 Vestcom International, Inc.              Joseph N. Jaffoni, Robert L. Rinderman
 Michael D. Helfand, Executive VP/Chief   Jaffoni & Collins
  Financial Officer                       212.835.8500
 973.882.8440 (Ext. 3780)                 VESC@jcir.com
 mhelfand@vestcomintl.com



                Vestcom International Continues Strategic Review

West Caldwell, New Jersey, April 4, 2000, - Vestcom International, Inc. (NASDAQ:VESC), a leading provider of business communications solutions and marketing support services, today reported that its evaluation of strategic alternatives is continuing. As previously announced, the Company has engaged the investment banking firm CIBC World Markets as a financial advisor in connection with the Board of Directors' review of the Company's operations, strategic direction and alternatives with a goal of developing initiatives intended to improve profitability and to maximize shareholder value. Commenting on public references made by dissident shareholders with respect to this process, Vestcom Chairman of the Board Joel Cartun stated: "Although the process is active and ongoing, at present we are unable to predict the outcome of our strategic review and cannot provide any assurances with respect to the likely results.
When and as appropriate, we will provide further information."

         Vestcom International, Inc., is a leading provider of business communications solutions and marketing support services, supplying enhanced value to business-critical information in all phases of communications between businesses and their customers. Vestcom employs approximately 1,000 individuals and serves customers from 26 production facilities throughout the US and Canada. More information about Vestcom and its services can be found on the World Wide Web at www.vestcomintl.com.

         This press release contains certain forward-looking statements regarding Vestcom within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on the beliefs of Vestcom's management as well as assumptions made by and information currently available to Vestcom's management. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Certain factors that could cause actual results to differ materially from Vestcom's expectations include, but are not limited to, the ability of


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the Company to execute and manage its renewed profitability and growth strategy, and other factors which are described from time to time in Vestcom's public filings with the Securities and Exchange Commission, news releases and other communications. Also, when Vestcom uses the words "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims," "projects," or similar words or expressions, Vestcom is making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Vestcom does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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